                                  Exhibit 10.30




















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                             STOCKHOLDERS AGREEMENT

                                  BY AND AMONG

                          PROMOTIONS ACQUISITION, INC.,

                            AND CERTAIN STOCKHOLDERS







                          Dated as of December 3, 1999

                             STOCKHOLDERS AGREEMENT


         THIS STOCKHOLDERS AGREEMENT (this "Agreement"), dated as of December __, 1999, by and among Promotions Acquisition, Inc., a Delaware corporation (the "Company"), Cox Target Media, Inc. ("Cox"), Sandler Capital Partners IV, L.P. ("SCP IV"), Sandler Capital Partners IV FTE, L.P. ("SCP IV FTE"), Sandler Internet Partners, L.P. ("SIP"), The McClatchy Company, a Delaware corporation ("McClatchy"), Central Newspapers, Inc., a Arizona corporation ("Central") (Cox, SCP IV, SCP IV FTE, SIP, McClatchy and Central collectively referred to herein, together with their transferees, as the "Investors"), and those parties listed on Schedule 1 attached hereto (the "Existing Stockholders").

         WHEREAS, concurrently with the execution and delivery of this Agreement and pursuant to a Stock Purchase Agreement, dated as of December __, 1999 (the "Stock Purchase Agreement"), by and among the Company and the Investors, the Company has agreed to issue and sell to the Investors, and the Investors have severally agreed to purchase from the Company, certain shares of the Company's Series A Convertible Preferred Stock, par value $0.001 per share (the "Series A Preferred Stock"), subject to the terms and conditions set forth in the Stock Purchase Agreement;

         WHEREAS, the obligations of the Investors to enter into the Stock Purchase Agreement and purchase the Series A Preferred Stock is conditioned upon the execution and delivery by each of the parties hereto of this Agreement; and

         WHEREAS, the parties hereto desire to set forth their mutual agreement regarding various matters relating to the Company, including certain restrictions with respect to the transfer and ownership of shares of the Company's capital stock, corporate governance and certain other matters.

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

                                    ARTICLE 1

                                   DEFINITIONS

         1.1 Certain Definitions. As used in this Agreement, the following terms shall have the following respective meanings:

         "Affiliate" means, with respect to any Person, any Person that, directly or indirectly, controls, is controlled by or is under common control with such first-named Person. For the purposes of this definition, "control" (including with correlative meanings, the terms "controlled by" and "under common control with") shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise. In addition, the Company shall not be deemed to be an "Affiliate" of any Investor.

         "Board" means the Board of Directors of the Company, as constituted from time to time.

         "Bylaws" means the Company's Bylaws, as the same may hereafter be amended in accordance with applicable laws and the terms thereof and hereof.

         "Commission" means the U.S. Securities and Exchange Commission.

         "Common Stock" means the common stock, par value $0.001 per share, of the Company.

         "Competitor" means any of the following or their controlled Affiliates:
ClipperMagazine, Inc., CouponClipper.com, Money Mailer LLC, H.O.T. Coupons LLC, Advo, Inc., Harte-Hanks, Inc.

         "Co-Sale Shares" means the shares of capital stock of the Company proposed to be Transferred to a Third Party subject to Section 2.2(a) of this Agreement.

         "Co-Seller" has the meaning set forth in Section 2.2(c) of this Agreement.

         "Election Notice" has the meaning set forth in Section 2.2(c) of this Agreement.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended, including the rules and regulations of the Commission promulgated thereunder.

         "Existing Stockholder Shares" means, collectively: (i) the Restricted Shares and (ii) any other shares of Common Stock held by any Existing Stockholder or any Permitted Transferee thereof, including shares of Common Stock issuable upon conversion of any option, warrant or other convertible security granted or issued by the Company, whether, in the case of each of the foregoing clauses (i) and (ii), outstanding as of the date of this Agreement or granted or issued thereafter.

         "Fully-Diluted Basis" gives effect, without duplication, to (i) all shares of Common Stock outstanding at the time of determination plus (ii) all shares of Common Stock issuable upon conversion of the Series A Preferred Stock or any other convertible securities of the Company or upon the exercise of any option, warrant or similar right (whether or not presently exercisable) to acquire shares of Common Stock, as if such Series A Preferred Stock or other convertible securities had been so converted or such option, warrant or similar right had been so exercised, including the effect of stock splits, stock dividends, combinations, recapitalizations, reclassifications, mergers, consolidations or other similar events previously occurring.

         "Investor Group" means the Investors and their transferees who have acquired Series A Preferred Stock in accordance with this Agreement, as a group.

         "Issuance Notice" has the meaning set forth in Section 2.3(c) of this Agreement.

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         "Management Stockholders" means Scott Wills, Greg Roberts and those
Existing Stockholders who are designated on Schedule 1 attached hereto as Management Stockholders.

         "Notice of Transfer" has the meaning set forth in Section 2.2(b) of this Agreement.

         "Participation Notice" has the meaning set forth in Section 2.3(c) of this Agreement.

         "Permitted Transferee" has the meaning set forth in Section 2.4(b) of this Agreement.

         "Person" means any individual, corporation, limited liability company, partnership, joint venture, association, trust, estate, limited liability partnership, joint stock company, unincorporated organization or government or any agency or political subdivision thereof.

         "Purchase Offeror" has the meaning set forth in Section 2.2(b) of this Agreement.

         "Qualified Public Offering" means the closing of a firm commitment underwritten public offering, pursuant to an effective registration statement under the Securities Act, covering the offer and sale by the Company of Common Stock to the public in which the initial public offering price per share of Common Stock is at least equal to $[4.05] per share of Common Stock (subject to appropriate adjustment for stock splits, stock dividends, stock combinations, reclassifications, recapitalizations, mergers, consolidations or other similar events) and which results in aggregate gross proceeds to the Company of at least $20,000,000.

         "Restricted Shares" means all shares of Common Stock held by the Management Stockholders and any Permitted Transferees of the Management Stockholders, including shares of Common Stock issuable upon conversion of any option, warrant or other convertible security granted or issued by the Company, whether outstanding as of the date of this Agreement or granted or issued thereafter for any reason, including, without limitation, any shares of capital stock subsequently issued to such Management Stockholder by reason of a stock split, stock dividend, stock combination, recapitalization, reclassification, merger, consolidation or other similar event.

         "Securities Act" means the Securities Act of 1933, as amended, including the rules and regulations of the Commission promulgated thereunder.

         "Seller" has the meaning set forth in Section 2.2(b) of this Agreement.

         "Series A Preferred Stock" means all authorized and issued shares of the Company's Series A Convertible Preferred Stock, par value $0.001 per share.

         "Stock Purchase Agreement" means that certain Stock Purchase Agreement, dated as of December 3, 1999, by and among the Company and the Investors.

         "Stockholders" means the Investors, the Existing Stockholders and such other Persons that become parties to this Agreement pursuant to the terms of this Agreement.

         "Subsidiary" means, with respect to the Company, (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by the Company and/or one or more Subsidiaries of the Company and (ii) any partnership, limited liability company, association, joint venture or other entity (a) in which the Company and/or one or more Subsidiaries of the Company has more than a 50% equity interest at the time or (b) as to which the Company and/or one or more of its Subsidiaries serves as general partner or manager or otherwise has the power to direct or cause the direction of the management and policies of such entity by contract or otherwise.

         "Third Party" has the meaning set forth in Section 2.2(a) of this Agreement.

         "Transfer" (including with correlative meanings the terms "Transferred", "Transferee" and "Transferor") means any transfer, sale, assignment, pledge, encumbrance or other disposition of Existing Stockholder Shares, or any portion of the ownership interest therein, irrespective of whether any of the foregoing are effected voluntarily or involuntarily, by operation of law or otherwise, or whether inter vivos or upon death.

                                    ARTICLE 2

                               TRANSFERS OF STOCK


         2.1      Transfer of Shares by Management Stockholders.

                  (a) No Management Stockholder shall be permitted to Transfer any Restricted Shares at any time during the period between the date hereof and the date that is three years from the date hereof (the "Lockup Period"); provided, however, that a Management Stockholder may Transfer Restricted Shares during the Lockup Period in accordance with the provisions of Section 2.4(a). After the expiration of the Lockup Period, a Management Stockholder shall be permitted to transfer its shares of Common Stock subject to the provisions of
Section 2.2.

         2.2      Tag-Along Rights.

                  (a) Each of BrightStreet.com, Inc., Net Value Holdings, Inc. and, after expiration of the Lockup Period, Scott Wills, Greg Roberts and any other Management Stockholder shall be permitted to Transfer shares of capital stock of the Company (or any interest therein) to any other Person that is not a Permitted Transferee of such Transferor Stockholder (a "Third Party") only if such Transfer is made in accordance with this Section 2.2. Such shares of capital stock being Transferred pursuant to this paragraph (a) are hereinafter referred to as "Co- Sale Shares."

                  (b) The Transferor Stockholder(s) (the "Seller") seeking to effect a Transfer of Co-Sale Shares to a Third Party shall deliver a written notice (the "Notice of Transfer") to the Company prior to making any such Transfer of Co-Sale Shares. The Notice of Transfer will contain a copy of the definitive documentation pursuant to which the Co-Sale Shares will be Transferred and will state the following: (i) the Seller's bona fide intention to Transfer the Co- Sale Shares; (ii) the name and address of the prospective transferee (the "Purchase Offeror"); (iii) the number of Co-Sale Shares to be Transferred; (iv) the expected closing date of the transaction; and
(v) confirmation that the Purchase Offeror has been informed of the provisions of this Section 2.2 and has agreed to purchase any and all shares of Preferred Stock and Common Stock proposed to be sold in accordance with the terms of this
Section 2.2, but no more than the number of shares of Preferred Stock and Common Stock that the Purchase Offeror had originally offered to purchase. The Company shall promptly, and in any event within five (5) days after receipt of such Notice of Transfer, deliver a copy of such Notice of Transfer to the Investors.

                  (c) Any Investor may elect to participate in the Transfer contemplated by paragraph (b) above by delivering a written notice (an "Election Notice") to the Seller and the Company within ten (10) days after receipt by such Stockholder of such Notice of Transfer, and each such Investor (each a "Co-Seller") may elect to Transfer in such contemplated Transfer up to that number of shares of Preferred Stock or Common Stock, as the case may be (referred to herein as "Tag-Along Shares"), that represents on a Fully-Diluted Basis, the number of shares of Common Stock equal to the product of (a) the number of shares of Common Stock represented by the Co-Sale Shares proposed to be sold by the Seller multiplied by (b) a fraction, the numerator of which is the total number of shares of Common Stock issued and/or issuable to such Co-Seller on a Fully-Diluted Basis and the denominator of which is the total number of shares of Common Stock issued and/or issuable to the Seller and to all Co-Sellers on a Fully- Diluted Basis. If any Investor fails to deliver an Election Notice by the end of the tenth (10th) day after receipt of a Notice of Transfer, such Investor shall be deemed to have elected not to participate in the Transfer covered by such Election Notice.

                  (d) Each Co-Seller participating in a Transfer shall deliver to the Purchase Offeror at a closing to be held at the offices of the Company (or such other place as the parties agree), one or more certificates, properly endorsed for Transfer, which represent the number of Tag-Along Shares which the Co-Seller elects to Transfer pursuant to this Section 2.2. Such certificates shall be transferred by the Seller to the Purchase Offeror simultaneously with the consummation of the Transfer of the Co-Sale Shares pursuant to the terms and conditions specified in the Notice of Transfer against receipt by the Co-Sellers of the proceeds of the Transfer of their respective Tag-Along Shares. If there is to be an agreement of sale or similar instrument with respect to the proposed Transfer (a "Sale Agreement"), the Seller will furnish a copy of the Sale Agreement in its then current form to the Company with the Notice of Transfer, and the Company shall furnish a copy thereof to the other Stockholders. As promptly as practicable after receipt of an Election Notice, if the Sale Agreement has not previously been executed, the Seller shall furnish the Co-Sellers with successive drafts of the Sale Agreement, if any, as available. As a condition to making an Election Notice and being eligible to participate in a Transfer, each Co-Seller shall represent and warrant to the Purchase Offeror with respect to the Tag-Along Shares being disposed of by such Co-Seller that the transferee of the Tag-Along Shares (or interests therein) is receiving good and marketable title to such Tag-Along Shares (or interests therein), free and clear of all pledges, security interests or other liens created by such Co-Seller. Each Co-Seller shall accept a proportionate delegation of any duties of the Seller under any Sale Agreement (including any indemnification obligations); provided, however, that

(a) no Co-Seller need accept joint liability with respect to representations, warranties or covenants (including without limitation indemnification obligations) of the Seller or any other Co-Sellers, it being agreed that such Sale Agreement shall provide that the liability of such Co- Seller in connection with the sale shall be several only and shall not in any event exceed such Co-Seller's pro rata share of any liability and (b) each Co-Seller shall be required only to make representations or warranties to, or enter into indemnification or contribution arrangements with, the Purchase Offeror relating to the Sale Agreement which are reasonable in the context of the proposed sale including, without limitation, a representation and warranty with respect to the shares or other equity interests being disposed of by such Co-Seller that the Transferee of the shares or other equity interests evidenced thereby is receiving good and marketable title to such shares or other equity interests, free and clear of all pledges, security interests or other liens. The Seller shall use its commercially reasonable efforts to limit the liability of each Co-Seller participating in the sale to the proceeds received by such Co-Seller. To the extent that any prospective Transferee or Transferees prohibit assignment and delegation of such Sale Agreement or otherwise refuse to purchase any Tag-Along Shares from a Co-Seller, the Seller shall not sell to such prospective Transferee or Transferees any interest in the Company unless and until, simultaneously with such sale, the Seller shall purchase from such Co-Seller the Tag- Along Shares such Co-Seller would otherwise have been able to sell hereunder for the same consideration and on the same terms and conditions as the proposed transfer described in the Notice or Transfer.

                  (e) The exercise or non-exercise of the rights of the Investors hereunder to participate in one or more Transfers of Co-Sale Shares made by a Seller shall not adversely affect their rights to participate in subsequent Transfers of Co-Sale Shares by Investors which meet the conditions specified in this Section 2.2.

                  (f) Any Transfer made pursuant to paragraph(a) of this Section
2.2 shall be consummated on the terms set forth in the Notice of Transfer. The Company shall use reasonable efforts to aid such closing, including, but not limited to, exchanging a Co-Seller's certificates for new certificates in requested denominations.

         2.3      Preemptive Rights.

                  (a) The Company hereby grants to each Investor and to BrightStreet.com, Inc. (each, a "Preemptive Right Holder") a preemptive right to purchase such Preemptive Right Holder's pro rata share of all or any part of any New Securities (as defined below) which the Company may, from time to time, propose to issue and sell. Each Preemptive Right Holder's pro rata share, for purposes of this repurchase right, is a fraction equal to the number of shares of Common Stock issued or issuable to such Preemptive Right Holder on a Fully-Diluted Basis divided by the total number of shares of Common Stock of the Company on a Fully-Diluted Basis then outstanding.

                  (b) Except as set forth in the next sentence, "New Securities" shall mean any and all shares of capital stock of the Company, including Common Stock, whether now authorized or not, and any securities containing rights or options to purchase any shares of Common Stock, and securities of any type whatsoever that are, or may become, convertible into or exchangeable for any shares of Common Stock. Notwithstanding the foregoing, "New Securities" does not include: (i) securities to be offered to the public pursuant to a Qualified Public Offering; (ii) shares of Common Stock issued on conversion of outstanding shares of Preferred Stock; (iii) stock issued pursuant to any rights or agreements, including without limitation convertible securities, options and warrants, provided that the preemptive rights established by this Section 2.3 shall apply with respect to the initial issuance, sale or grant by the Company of interests in its capital stock pursuant to such rights or agreements; (iv) stock issued to management and employees of the Company pursuant to the Company's 1999 Stock Option Plan and any other employee benefit plans or agreements that may be approved after the date hereof by the Board; (v) stock issued pursuant to credit or financing arrangements that may be approved after the date hereof by the Board; (vi) stock issued in connection with any stock split, stock dividend, recapitalization or reclassification by the Company that has been approved by the Board; (vii) Common Stock that is being issued concurrently with the execution of this Agreement by the Company to BrightStreet.com, Inc. in connection with that certain Agreement for Purchase and Sale of Assets, dated as of December 3, 1999, among the Company, BrightStreet.com, Inc. and Net Value Holdings, Inc. or (viii) the Series A Preferred Stock that is being issued to the Investors concurrently with the execution of this Agreement by the Company in connection with the transactions contemplated by the Stock Purchase Agreement.

                  (c) In the event the Company proposes to undertake an issuance of New Securities, it shall give each Preemptive Right Holder at least thirty
(30) days prior written notice of its intention, describing the type of New Securities, and the price and terms upon which the Company proposes to issue the same (each, an "Issuance Notice"). Each Preemptive Right Holder shall be entitled to purchase up to its respective pro rata share of such New Securities for the same price and upon the same terms specified in the Issuance Notice and at the same time as the securities are issued by delivery of written notice to the Company of such election within fifteen (15) days after receipt of the Issuance Notice and stating therein the quantity of New Securities to be purchased. (each, a "Participation Notice"). If a Preemptive Right Holder has elected to purchase any New Securities pursuant to this paragraph (c), the sale of such securities shall be consummated as soon as practicable (but in any event within thirty (30) days) after the delivery of the Participation Notice.

                  (d) If a Preemptive Right Holder fails to exercise such preemptive right within said fifteen (15) day period, the Company shall have ninety (90) days thereafter to sell or enter into an agreement (pursuant to which the sale of New Securities covered thereby shall be closed, if at all, within sixty (60) days from the date of said agreement) to sell the New Securities not elected to be purchased by such Preemptive Right Holder at the price and upon the terms no more favorable to the purchasers of such securities than specified in the Issuance Notice. In the event the Company has not sold the New Securities or entered into an agreement to sell the New Securities within said ninety (90) day period (or sold and issued New Securities in accordance with the foregoing within sixty (60) days from the date of said agreement), the Company shall not thereafter issue or sell any of such New Securities, without first offering such securities in the manner provided above.

                  (e) The preemptive rights granted under this Section 2.3 shall expire upon the closing of, and shall not apply to, a Qualified Public Offering.

         2.4      Permitted Transfers.

                  (a) The transfer restrictions provided for in this Article 2 with respect to any Stockholder will not apply to the following Transfers:

                      (i) Any Transfer of Restricted Shares by a Management Stockholder to the spouse, child or heir, legatee or executor or administrator of the estate of such Management Stockholder, or the trustee of a trust or a family partnership created for the benefit of such Management Stockholder or any such other Person, without consideration in money or money's worth, such as by gift, bequest or devise; provided, however, that as a condition precedent to any such Transfer, such Transferee (and, in the case of the death of a Management Stockholder, the executor or administrator of his or her estate) shall have agreed in writing that the transfer restrictions provided for in this Article 2 will thereafter be fully binding and enforceable against such Transferee and such Transferred Restricted Shares and shall have executed and delivered to the Company, as a condition to its acquisition of such Restricted Shares, an instrument in form and substance reasonably satisfactory to the Company confirming that such Transferee takes such Restricted Shares, or interest therein, subject to, and agrees to be bound by, all the terms, conditions and obligations of this Agreement.

                      (ii) Any Transfer of Restricted Shares by a Management Stockholder to the Company pursuant to any agreements approved by the Board relating to the repurchase of such Restricted Shares.

                      (iii) Any Transfer of Restricted Shares by Scott Wills or Greg Roberts to the Company pursuant to an Indemnification and Stock Pledge Agreement, dated as of December 3, 1999, by and between Scott Wills, Greg Roberts, and the Company, or to Holdings pursuant to a Certificate and Indemnification Agreement, dated as of December 3, 1999, by and between Scott Wills, Greg Roberts and Holdings, and an Indemnification Agreement, dated as of December 3, 1999, by and between Scott Wills, Greg Roberts and Holdings.

                      (iv) Any Transfer made by any Investor to any Person upon or immediately following the sale of all or substantially all the assets of the Company.

                      (v) Any Transfer made by any Investor to any other Person; provided, however, that as a condition precedent to any such Transfer, such Transferee shall have executed and delivered to the Company an instrument in form and substance reasonably satisfactory to the Company confirming that such Transferee agrees to be bound by, all the terms, conditions and obligations of this Agreement applicable to the Transferor Investor.

                      (vi) Any Transfer by an Existing Stockholder, other than a Management Stockholder, to any Affiliate; provided, however, that as a condition precedent to any such Transfer, such Transferee shall have executed and delivered to the Company an instrument in form and substance reasonably satisfactory to the Company confirming that such Transferee agrees to be bound by, all the terms, conditions and obligations of this Agreement applicable to the Transferor Existing Stockholder.

             (b) All Transferees permitted under this Section 2.4 are collectively referred to herein as "Permitted Transferees."

             (c) Notwithstanding the foregoing provisions of this Section 2.4, the restrictions imposed by Article 2 upon the Transfer by any Stockholder of any part of, or interest in, the Company's capital stock shall terminate upon the closing of, and shall not apply to, a Qualified Public Offering; provided, however, that such termination shall not be deemed to affect any customary lockup arrangements that any Stockholder may have entered into with the Company or its underwriters in connection with a Qualified Public Offering. In connection with the termination of restrictions on Transfer of the Company's capital stock provided for hereunder, the holder of a certificate representing such capital stock as to which such restrictions shall have terminated shall be entitled to receive from the Company, without expense to such holder, one or more new certificates for such capital stock not bearing the restrictive legend set forth in Section 2.5.

         2.5 Restrictive Legend. Each certificate for Common Stock issued to each Stockholder other than the Investors (whose stock certificates shall be legended as provided under the Stock Purchase Agreement), or to any subsequent Permitted Transferee of such certificate, shall be stamped or otherwise imprinted with the following restrictive legend:

"The securities represented by this certificate have been acquired for investment and have not been registered pursuant to the Securities Act of 1933, as amended (the "Act"), or any applicable state statutes. Such securities may not be sold, transferred or otherwise disposed of unless (a) (i) a registration statement under the Act or applicable state securities laws shall have become effective with regard thereto, or (ii) an exemption from registration exists under the Act (or the regulations promulgated thereunder) and applicable state securities laws and such exemption is applicable thereto, and (b) such transfer otherwise complies with that certain Stockholders Agreement, dated as of December __, 1999, by and among Promotions Acquisition, Inc. and certain of its stockholders."

         Each such certificate also shall be stamped or imprinted with any legend required by the State of California, including any legend required by the California Department of Corporations and Sections 417 and 418 of the California Corporations Code or any other state securities laws. Any legend endorsed on a certificate as described herein and the stop transfer instructions with respect to such legended shares shall be removed, and Company shall issue a certificate without such legend to the holder of such shares if such shares are registered and sold under the Securities Act of 1933 and a prospectus meeting the requirements of Section 10 of the Securities Act of 1933 is available or if such holder satisfies the requirements of Rule 144 promulgated thereunder.

         2.6 Right of First Offer. If the Company desires (i) to effect a merger, consolidation or similar business combination with a Competitor as a result of which the stockholders of the Company immediately prior to such transaction would not continue to hold more than 50% of the total voting equity of the surviving entity resulting from such transaction, or (ii) to effect a sale of all or substantially all of the assets of the Company to any Competitor, then the following procedures shall apply:

             (a) Prior to effecting any of the foregoing transactions, the Company shall first submit to Cox a written offer to effect any such merger, consolidation or other business combination transaction with Cox, or to sell such assets to Cox, as the case may be, with such written offer by the Company to specify the value of the capital stock and/or the assets of the Company, as the case may be, upon which such a transaction would be based (the "ROFO Valuation").

             (b) Cox shall have the exclusive right (the "Right of First Offer") to accept or reject such offer at any time during the thirty (30) day period following delivery of written notice from the Company to Cox of such offer.

             (c) In the event that Cox rejects such offer within said thirty
(30) day period, the Company shall have ninety (90) days thereafter to enter into a binding agreement for a merger, consolidation or similar business combination, or for a sale of all or substantially all of the assets of the Company, at a price that does not reflect a value of the capital stock or assets of the Company, as the case may be, that is lower than the ROFO Valuation. In the event the Company has not entered into such a binding agreement within said ninety (90) day period, the Company shall not thereafter enter into a binding agreement for a merger, consolidation or similar business combination or a sale of all or substantially all of the assets of the Company, without first complying with the procedures set forth above in this Section 2.6.

             (d) The Right of First Offer granted to Cox under this Section 2.6 shall expire upon the earlier to occur of (i) the date as of which Cox and its Affiliates cease to hold, in the aggregate, at least 20% of the Common Stock then outstanding, determined on a Fully-Diluted Basis, or (ii) the consummation of a Qualified Public Offering.

         2.7 Transfer of Rights. The rights granted to each Investor and to the Existing Stockholders under this Article 2 shall inure to the benefit of any of its respective Permitted Transferees as though such Permitted Transferee were the same type of Stockholder as the Transferor; provided, however, that such Permitted Transferee shall have complied with the terms and conditions of
Section 2.5 hereof to the extent applicable thereto.

                                    ARTICLE 3

                               BOARD OF DIRECTORS

         3.1 Composition of Board of Directors. Each of the parties hereto agrees to vote all of the shares of capital stock of the Company now owned or hereafter acquired by such party, and the Company agrees to take all actions necessary, in order to cause and maintain the election of persons to the Board in accordance with the following provisions:

             (a) The Board shall consist of not more than seven (7) members. All Stockholders shall comply with the provisions of this Article 3 to ensure that nominees of the parties set forth in this Article 3 are elected to (or removed from) the Board. The board of directors, if any, of any Subsidiary of the Company (a "Sub Board") shall be the same as that of the Board.

             (b) The holders of a majority in interest of the outstanding shares of Series A Preferred Stock shall have the right to elect four (4) persons to the Board (the "Series A Designees"), which Series A Designees shall consist of:
(i) two (2) persons to be designated by Cox, which shall initially be William Disbrow and M. Todd Croom; (ii) one (1) person designated by Sandler, which shall initially be Samantha McCuen; and one (1) person designated by McClatchy, which shall initially be Christian A. Hendricks.

             (c) The holders of a majority in interest of the outstanding shares of Common Stock held by the parties to this Agreement shall have the right to elect the remaining three (3) persons to the Board (the "Common Stock Designees"), which initially shall consist of the following persons: (i) Scott Wills; (ii) Greg Roberts; and (iii) a third person who shall be a "strategic" representative who is not an employee or affiliate of the Company (the "Strategic Representative").

             (d) Notwithstanding the foregoing provisions of this Section 3.1, as long as Cox and its Affiliates hold, in the aggregate, at least 80% of the Series A Preferred Stock then outstanding, then (i) three (3) of the four (4) Series A Designees shall be designated by Cox, with the fourth Series A Designee to be designated by a majority in interest of the remaining Investors, and (ii) the Strategic Representative shall be jointly selected by Cox and the holders of a majority in interest of the outstanding shares of Common Stock held by the parties to this Agreement.

         3.2 Removal. Except as provided for in Section 3.3, each director designated as aforesaid by any Stockholder or group of Stockholders and duly elected to the Board shall be subject to removal only at the request of the Stockholder or group of Stockholders which designated such director.

         3.3 Election of Directors. Each Stockholder shall vote all of its shares of the capital stock of the Company for the election (or removal) of the nominees designated as provided in Section 3.1 hereof and, in the event of a vacancy in the Board created by the death, resignation or removal of a director, shall vote its shares of the capital stock of the Company for the election of a nominee to be designated by the Stockholder or group of Stockholders which designated the director whose position has become vacant (unless such vacancy has resulted from the termination of the power of such Stockholder or group of Stockholders to nominate such director). If any Stockholder or group of Stockholders, as the case may be, fails to designate a nominee to fill a directorship pursuant to the terms of this Article 3, the election of an individual to such directorship shall be accomplished in accordance with the Company's Bylaws, the Amended and Restated Certificate of Incorporation of the Company and applicable law; provided that such Stockholder or group of Stockholders, as the case may be, may replace such individual as a director with a nominee pursuant to this Article 3. In the event that any provision of the Company's Bylaws or the Amended and Restated Certificate of Incorporation of the Company is inconsistent with any provision of this Article 3, the Stockholders and the Company shall take such action as may be necessary to amend such provision to remedy such inconsistency. The Company shall take such lawful action as shall be reasonably required in order to facilitate the designation, removal and election of directors as contemplated by this Agreement.

         3.4 Committees. The Stockholders shall cause the Board and any Sub Board to establish a Compensation Committee and an Audit Committee. Each such committee will consist of directors designated by the vote of directors designated by the holders of a majority of the Series A Preferred Stock. Any committees of the Board or a Sub Board (other than the Compensation Committee and the Audit Committee) shall be created only upon the approval of the holders of a majority of the Series A Preferred Stock, and the composition of such committee (if any) shall consist of not more than three Persons, at least one of which will be a director that is a Series A Designee.

         3.5 Expenses. The Company shall reimburse the directors designated by the Investors for their reasonable out-of-pocket expenses incurred in attending meetings of the Board or any committee thereof.

                                    ARTICLE 4

                                    REPRESENTATIONS AND WARRANTIES OF THE
                                    STOCKHOLDERS AND THE COMPANY

         The Company and each Stockholder (each, a "Representing Party") hereby severally represents and warrants to each other Representing Party as follows:

         4.1 Organization, Qualification and Power. Each Representing Party (other than any Representing Party which is an individual) is a corporation or limited partnership, as the case may be, duly organized, validly existing and in good standing under the laws of the state of its organization, and it has the requisite corporate or partnership power and authority, as the case may be, to own and hold its properties, and to carry on its business in all material respects as conducted or presently proposed to be conducted. Each Representing Party (other than any Representing Party which is an individual) has requisite corporate or partnership power and authority to execute, deliver and perform this Agreement.

         4.2 Authorization of Agreement; No Conflict. The execution, delivery and performance by each Representing Party of this Agreement have been duly authorized by all requisite corporate, partnership and individual action, as the case may be, of the Representing Party, if any, and will not violate any provision of law, any order of any court or other agency of government, any of such Representing Party's organizational documents, if any, or any provision of any indenture, agreement or other instrument to which such Representing Party or any of such Representing Party's properties or assets is bound, or conflict, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument. Each Stockholder (i) represents that such Stockholder has not granted and is not a party to any proxy, voting trust or other agreement that is inconsistent with or conflicts with the provisions of this Agreement, and (ii) agrees that (y) it shall not grant any proxy or become party to any voting trust or other agreement which is inconsistent with or conflicts with the provisions of this Agreement, and (z) any such grant shall be void.

         4.3 Validity. This Agreement has been duly executed and delivered by each Representing Party and constitutes a legal, valid and binding obligation of such Representing Party, enforceable against such Representing Party in accordance with its terms, subject to the effect of bankruptcy, insolvency, moratorium, or other similar laws affecting the enforcement of creditors' rights generally and except as to the extent the availability of equitable remedies may be limited by general principles of equity.

                                    ARTICLE 5

                                  MISCELLANEOUS

         5.1 Furnishing of Financial Statements and Information. The Company will deliver to each Investor (or Permitted Transferee thereof) who holds or has purchased at least 200,000 shares (subject to appropriate adjustment in the case of stock splits, stock dividends, stock combinations, reclassifications and recapitalizations) of Series A Preferred Stock, and to BrightStreet.com, Inc.:

             (a) as soon as available, but in any event within thirty (30) days after the end of each monthly accounting period in each fiscal year, unaudited statements of income, operations and cash flows of the Company for such monthly period and for the period from the beginning of the fiscal year to the end of such month, and unaudited balance sheets of the Company as of the end of such monthly period, setting forth in each case comparisons to the annual business plan and operating budget for the Company and to the corresponding period in the preceding fiscal year, and all such statements shall be prepared in accordance with GAAP (provided, however, that such statements need not comply with the footnote disclosure requirements of GAAP), along with monthly operating reports containing such information as such holder of Series A Preferred Stock may reasonably request;

             (b) as soon as available, but in any event within forty-five (45) days after the end of each quarterly accounting period in each fiscal year, unaudited statements of income, operations and cash flows of the Company for such quarterly period and for the period from the beginning of the fiscal year to the end of such quarter, and unaudited balance sheets of the Company as of the end of such monthly period, setting forth in each case comparisons to the annual business plan and operating budget for the Company and to the corresponding period in the preceding fiscal year, and all such statements shall be prepared in accordance with GAAP (provided, however, that such statements need not comply with the footnote disclosure requirements of GAAP);

             (c) as soon as available, but in any event within ninety (90) days after the end of each fiscal year, audited statements of income, operations, retained earnings and cash flows of the Company for such fiscal year and balance sheets of the Company as of the end of such fiscal year, setting forth in each case comparisons to the annual business plan and operating budget of the preceding fiscal year, all prepared in accordance with GAAP, all in reasonable detail and duly certified by the Accountants, who shall have given the Company an opinion, unqualified as to the scope of the audit, regarding such statements;

             (d) annually, promptly after adoption thereof by the Company's Board of Directors, a copy of the Company's annual financial or business plan and operating budget for the following fiscal year;

             (e) promptly after the Company learns of the commencement or written threats of the commencement of any material lawsuit, legal or equitable, or of any material administrative, arbitration or other proceeding against the Company or its business, assets or properties, written notice of the nature and extent of such suit or proceeding;

             (f) promptly upon transmission thereof, copies of all reports, proxy statements, registration statements and notifications filed by it with the Securities and Exchange

Commission pursuant to any act administered by the Securities and Exchange Commission or furnished to stockholders of the Company or to any national securities exchange;

             (g) with reasonable promptness, such other financial data relating to the business, affairs and financial condition of the Company and such other information as may be available to the Company and as from time to time such holder of Series A Preferred Stock or BrightStreet.com, Inc. may reasonably request. If the Company establishes or otherwise acquires any subsidiaries, all references in this Section 5.1 to financial statements shall be deemed to refer to consolidated and consolidating financial statements (except that the Company need not provide separate annual audited consolidating financial statements).

         5.2 Access to Company Records. Each Investor (or Permitted Transferee thereof) who holds or has purchased at least 200,000 shares (subject to appropriate adjustment in the case of stock splits, stock dividends, stock combinations, reclassifications and recapitalizations) of Series A Preferred Stock and BrightStreet.com, Inc. shall be entitled to review the financial and corporate books and records of the Company and to meet with the executive officers and independent accountants of the Company for purposes reasonably related to such Stockholder's ownership of Common Stock or Preferred Stock, which review and/or meetings shall take place at reasonable times during the normal business hours of the Company and in such a manner as to not unduly interfere with the conduct of the Company's business; provided, however, that the Company may condition access to certain confidential or proprietary information upon the execution of a confidentiality agreement by the Investor in form and substance reasonably acceptable to the Company.

         5.3 Entire Agreement; Amendment. This Agreement embodies the entire agreement of the parties hereto with respect to the subject matter hereof. Any provision of this Agreement may be amended, waived or modified, and this Agreement may be terminated, if, but only if, such amendment, waiver or modification or termination is in writing and is signed by: (i) the holders of a majority of the Series A Preferred Stock; and (ii) the holders of a majority of the shares held by the Existing Stockholders; whenever any provision of this Agreement requires action or approval by the holders of a specified number of Series A Preferred Stock or Existing Stockholder Shares, such action or approval may be evidenced by a written consent executed by the requisite holders of Series A Preferred Stock or Existing Stockholder Shares, without any requirement of a meeting or prior notice to the other holders of such shares in accordance with Section 141(f) of the Delaware General Corporation Law. The parties hereto intend, agree and understand that this Agreement amends and supersedes and replaces in its entirety any and all prior agreements pertaining to the subject matter hereof.

         5.4 Binding Effect; Benefits. This Agreement and all the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and permitted assigns. Except as expressly provided herein, nothing in this Agreement is intended to confer on any Persons, other than the parties hereto or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

         5.5 Recapitalization and Exchanges Affecting the Common Stock. All the provisions of this Agreement shall apply, to the full extent set forth herein with respect to the Existing Stockholder Shares, the Common Stock, the Series A Preferred Stock and any and all other securities of the Company or any successor or assign of the Company (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for, or in substitution of the Existing Stockholder Shares, the Common Stock, the Series A Preferred Stock, or such other securities or by reason of any stock split, stock dividend, combination, recapitalization, reclassification, merger, consolidation or other similar event.

         5.6 Notices. All notices, requests, consents, and other communications hereunder shall be in writing and shall be deemed effectively given and received when delivered in person or by national overnight courier service or by certified or registered mail, return receipt requested, or by telecopier, addressed as follows:

             (a)           if to the Company, at
                           Promotions Acquisition, Inc.
                           480 San Antonio Road, Suite 250
                           Mountain View, California 94040-1218
                           Attention: R. Scott Wills
                           Facsimile: (650) 917-4123

         with a copy to:

                           Carr & Ferrell, LLP
                           2225 East Bayshore Road, Second Floor
                           Palo Alto, California 94303
                           Attention:  Barry A. Carr, Esq.
                           Facsimile:  (650) 812-3444

         (b)   if to Cox:

                           Cox Target Media, Inc.
                           c/o Cox Enterprises, Inc.
                           1400 Lake Hearn Drive, N.E.
                           Atlanta, Georgia  30319
                           Attention:  Dean H. Eisner
                                          M. Todd Croom
                           Facsimile:  (404) 843-5256

         with a copy to:

                           Dow, Lohnes & Albertson, PLLC 1200 New Hampshire Avenue, N.W.
                           Suite 800
                           Washington, D.C.  20036
                           Attention:  Edward J. O'Connell, Esq.
                           Facsimile:   (202) 776-2222

             (c) To any other Stockholder: The address reflected on the records of the Company, or such other address or addresses as shall have been furnished in writing by such party to the Company and to the other parties to this Agreement.

         5.7 Severability. The invalidity, illegality or unenforceability of one or more of the provisions of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainders of this Agreement in such jurisdiction or the validity, legality or enforceability of this Agreement, including any such provision, in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.

         5.8 Headings. The headings of the sections of this Agreement are inserted for convenience only and shall not constitute a part of this Agreement.

         5.9 Counterparts. This Agreement may be in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.

         5.10 APPLICABLE LAW. THE LAWS OF THE STATE OF DELAWARE SHALL GOVERN THE INTERPRETATION, VALIDITY AND PERFORMANCE OF THE TERMS OF THIS AGREEMENT, REGARDLESS OF THE LAW THAT MIGHT BE APPLIED UNDER PRINCIPLES OF CONFLICTS OF LAW.

         5.11 Further Assurances. Each party hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments, and documents as any other party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

         5.12 Specific Performance. Each of the parties hereto acknowledges and agrees that in the event of any breach of this Agreement, the non-breaching party would be irreparably harmed and could not be made whole by monetary damages. It is accordingly agreed that the parties hereto will waive the defense in any action for specific performance that a remedy at law would be adequate and that the parties hereto, in addition to any other remedy to which they may be entitled at law or in equity, shall be entitled to compel specific performance of this Agreement in any arbitration of this Agreement or in any action instituted in any court of the United States or any state thereof having subject matter jurisdiction of such action.

         5.13 Rights Cumulative; Waiver. The rights and remedies of the Stockholders and the Company under this Agreement shall be cumulative and not exclusive of any rights or remedies which any party hereto would otherwise have hereunder or at law or in equity or by statute, and no failure or delay by any such party in exercising any right or remedy shall impair any such right or remedy or operate as a waiver of such right or remedy, nor shall any single or partial exercise of any power or right preclude such party's other or further exercise or the exercise of any other power or right. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any preceding or succeeding breach and no failure by any party hereto to exercise any right or privilege hereunder shall be deemed a waiver of such party's rights or privileges hereunder or shall be deemed a waiver of such party's rights to exercise the same at any subsequent time or times hereunder.

         5.14 Construction. The use of the singular or plural or masculine, feminine or neuter gender shall not be given an exclusionary meaning and, where applicable, shall be intended to include the appropriate number or gender, as the case may be.

         5.15 Group Actions. For purposes of this Agreement, any action to be taken by a group of Stockholders shall be determined by the vote of the holders of a majority of such group, unless a greater percentage shall have been expressly set forth in this Agreement with respect to such action.

         5.16 Termination. This Agreement will automatically terminate and be of no further force or effect immediately after the consummation of a Qualified Public Offering.

                            [SIGNATURE PAGES FOLLOW]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective duly authorized officers or representatives as of the date first written above.


PROMOTIONS ACQUISITION, INC.


By:      /s/
         ----------------------------
         Name:
         Title:


COX TARGET MEDIA, INC.


         By:      /s/
                  ----------------------
         Name:
         Title:

         SANDLER CAPITAL PARTNERS IV, L.P.

         By:          Sandler Investment Partners, L.P., General Partner

         By:          Sandler Capital Management, General Partner

         By:          MJDM Corp., a General Partner

         By:          /s/ Edward G. Grinacoff
                      ----------------------------
                      Edward G. Grinacoff
                      President

         SANDLER CAPITAL PARTNERS IV FTE, L.P.

         By:          Sandler Investment Partners, L.P., General Partner

         By:          Sandler Capital Management, General Partner

         By:          MJDM Corp., a General Partner

         By:          /s/ Edward G. Grinacoff
                      ----------------------------------
                      Edward G. Grinacoff
                      President

         SANDLER INTERNET PARTNERS, L.P.

         By:      Sandler Investment Partners, L.P., General Partner

         By:      Sandler Capital Management, General Partner

         By:      MJDM Corp., General Partner

         By:      /s/ Edward G. Grinacoff
                  ---------------------------------
                  Name:      Edward G. Grinacoff
                  Title:     President

         BRIGHTSTREET.COM, INC.


         By:      /s/ Andrew P. Panzo
                  ----------------------------------
                  Name:  Andrew P. Panzo
                  Title:


THE MCCLATCHY COMPANY


By:       /s/
          ------------------------------
          Name:
          Title:


CENTRAL NEWSPAPERS, INC.

By:       /s/
          ------------------------------
          Name:
          Title: